Exhibit 10.28
AMENDMENT NO. 1 TO THE EMPLOYMENT AND NONCOMPETITION AGREEMENT
     THIS AMENDMENT to the Employment and Noncompetition Agreement is made effective this 19 day of December, 2008, by and between TechTeam Global, Inc. (the “Company”), and Kamran Sokhanvari (the “Executive”).
          WHEREAS, the Company and the Executive entered into an Employment and Noncompetition Agreement effective as of June 1, 2008 (the “Agreement”); and
          WHEREAS, the parties desire to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
          NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:
1.	Effective on the date hereof, the Agreement is amended as follows:
     a. Section 3 is amended to designate the last paragraph beginning on page 6 as subsection (f) (and all subsequent subsections and cross-references thereto shall be re-numbered accordingly).
     b. The last sentence of new Section 3(f) is amended to read as follows:
Further, the Company shall provide the Executive with reasonable executive outplacement services for a period of up to six (6) months beginning on the Executive’s Termination Date through a recognized outplacement provider that is agreed to by the Company and the Executive.
     c. Current Section 3(f), new Section 3(g), is amended by replacing “Paragraph 3” with “Section 3.”
     d. The first paragraph of current Section 3(g), new Section 3(h), is amended to read as follows:
Additional Payments. Notwithstanding the foregoing provisions of this Section 3, the severance payment and any unearned bonus that is payable as a result of Executive’s termination shall be paid to the Executive only upon his “separation from service” within the meaning of Section 409A of the Code (in a lump sum within fourteen (14) days in accordance with the foregoing provisions); provided that if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s Separation from Service) (a “Specified Employee”), the severance payment and any unearned bonus shall instead be paid to the Executive, with interest on such delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the

Executive’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”).
2.	In all other respects, the Agreement shall remain in full force and effect.

3.	This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

TechTeam Global, Inc.
By:	/s/ Michael A. Sosin
Title: Vice President, General Counsel

/s/ Kamran Sokhanvari
Kamran Sokhanvari

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